United states

Securities and exchange commission

Washington, D.C. 20549

Form 10

For registration of securities pursuant to Section 12(g) of the securities exchange act of 1934

Bedford Holdings Corp

(exact name of registrant as specified in its charter)

Nevada	87-1597875
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Calle Washington Solemar 4A San Juan, Puerto Rico	00907
(Address of principal executive offices)	(Zip Code)

Agent for service:

Neal Hutchinson

Law.Finance

FL Bar #324124

725 Third Street North #C

Jacksonville Beach, FL 32250

904 307 9627

nhlawfinance@gmail.com

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Information required in the registration statement

Information called for by Regulation S-K and Form 10 not appearing herein will be included by amendment.

Item 1.	Business.

General

Bedford Holdings Corp, a Nevada corporation (the “Company”), formerly named Bedford Energy, Inc., intends to bring together established technologies in supply chain data, crypto currency mining and technology, and energy production. The Company expects to harness the intersection of these markets to connect production with high quality data in order to provide higher quality and higher value products.

The Company intends to acquire and partner with leading technologies in blockchain technology, internet of things, and advanced information security to deliver these solutions. The Company expects to launch a number of unique market solutions over the next few quarters.

These solutions include Track and Trace using blockchain, Made in USA Seal, Testing Lab, Covid Virus Passport, Watson AI, Carbon Credits for Oil and Gas and Energy Industry, IoT tracking devices.

The Company intends to be the technology resurrection of Bedford Energy Inc. in pursuing its business strategies.

Affiliated Companies

The Company intends to become affiliated with the following in pursuing its resurrected business: Bedford Energy, Verity One, USBEEF, Dental SPAC, Hemp-CBD-Cannabis Amalgamated, ECO Logistics, and Blockchain Amalgamated.

Principal Products or Services

Expected products and services include Oil and Gas, Bitcoin Mining with flaring gas, Track and Trace and Validation of Goods and Services worldwide, Covid Vaccine Wallets, and Blockchain Technologies.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The words “believe,” “may,” “will,” “potential,” “anticipate,” “intend,” “expect,” “could,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to prevailing market conditions and the impact of general economic, industry or regulatory conditions in the United States or internationally. Further information on risks that could affect the Company’s business. Except as required by law, the Company assumes no obligation to update these forward-looking statements.

Item 1A.	Risk Factors.

The Company proposes to undertake operations, including those described herein, that involve significant risk. An investment in the Company’s shares therefore involves significant risk, including the risk of total loss.

Item 2.	Financial Information

To be provided by amendment.

1

Item 3.	Properties.

To be provided by amendment.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

Item 5.	Directors and Executive Officers.

Name of Officer/Director or Control Person	Affiliation with Company	Residential Address	Number of shares owned	Share type/ class	Ownership Percentage of Class Outstanding
Bliss holdings	Control	San Juan, PR	40,000,000	Preferred	100%
Polyak, John	Officer	Stuart, FL	500,000	common	.125%
WINTER HAL	Attorney	Boca Raton, FL	2,000,000	Common	0.5%
TCI Bliss LLC	Control	San Juan, PR	214,267,000	Common	53.57%
Petropoulos Pete	Director	Bayside, TX	250,000	Common	0.06%
NIU Steve Zhi Wen	Director	Siler City, NC	600,000	Common	0.15%
Martin Marty	Director	Delray Beach, FL	750,000	Common	0.19%
Demes Robert W.	Director	Hickory, NC	3,000,000	Common	0.38%
Sheehan Luci	Director	Boulder, CO	2,000,000	Common	0.50%
Light Larry and Laura Family Trust	Director	Pompano Beach, FL	4,000,000	Common	1.00%
Guo Gloria	Controller	Boynton Beach, FL	500.000	Common	0.13%
Lynch Edward J Sr	Officer	Wellington, FL	500,000	Common	0.13%
Reiser Adam David	Officer Director	Denver, CO	500,000	Common	0.13%
Sprague Steven	Owner	Richmond, MA	1,250,000	Common	0.31%
Rivetz Intl. SEZC	Owner more than 5%	Grand Cayman	20,000,000	Common	5.00%
Lowry Robert	Owner more than 5%	Humacao, PR	37,000,000	Common	9.25%

Item 6.	Executive Compensation.

To be provided by amendment.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

To be provided by amendment.

Item 8.	Legal Proceedings.

None

2

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Bedford Energy, Inc. predecessor to the Registrant

High and low bid and volume in the over the counter market (OTC Pink) for the years ended December 31, 2019 and 2020 and for the first three quarters of 2021.

Date	open	high	low	close	volume
Q1-19	$–	$0.0001	$–	$–	15,500
Q2-19	$–	$0.0001	$–	$–	4,410
Q3-19	$–	$–	$–	$–	21,320
Q4-19	$–	$0.0001	$–	$0.0001	27,500
Q1-20	$0.0001	$0.0001	$–	$0.0001	7,580
Q2-20	$0.0001	$0.0001	$–	$0.0001	3,450
Q3-20	$0.0001	$0.0001	$–	$–	19,092
Q4-20	$–	$0.0001	$–	$0.0001	32,960
Q1-21	$0.0002	$0.0010	$0.0001	$0.0010	4,250
Q2-21	$0.0157	$0.5000	$0.0001	$0.0200	1,627,688
Q3-21	$0.0300	$0.1300	$0.0051	$0.0320	4,301,176

Additional information to be provided by amendment.

Item 10.	Recent Sales of Unregistered Securities.

None

Item 11.	Description of Registrant’s Securities to Be Registered.

The Company anticipates effecting a 20 to one reverse split on all classes of stock.

Trading symbol:	BFDE
Exact title and class of securities outstanding:	Common Shares
CUSIP:	076110 105
Par or stated value:	$.001

Total Common shares authorized:	450,000,000
Total Preferred shares authorized:	0,000,000

Approximate:

Number of shares in the Public Float[1]:	15,047,000
Total number of shareholders of record:	457

Transfer Agent

Name:	VStock Transfer, LLC
Phone:	610-765-1265
Email:	davidm@vstocktransfer.com
Address:	18 Lafayette Place Woodmere, NY 11598

The Transfer Agent is registered under the Exchange Act.

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Item 12.	Indemnification of Directors and Officers.

To be provided by amendment.

Item 13.	Financial Statements and Supplementary Data.

To be provided by amendment.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.	Financial Statements and Exhibits.

(a)       Financial Statements

Certain audited financial statements of the Company are provided herein. Additional financial statements will be provided by amendment.

(b)       Exhibits

The following documents are filed as exhibits hereto. All unfiled exhibits required by Item 601 of Regulation S-K will be filed by amendment.

Exhibit Number	Exhibit
3.1(i)	Certificate of Amendment to Articles
23.1	Consent of JPDN LLC

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VERITY ONE LTD.

A Bedford Holdings Company

Financial Statements

Table of Contents

Independent Auditor’s Report
Statement of Profit or Loss
Statement of Financial Position
Statement of Cash Flows
Statement of Changes in Equity
Notes to the Financial Statements

F-1

STE B6 Room 107 2300 Pleasant Hill Road Duluth, GA 30096 Tel: 770-813-8838

Independent Auditor's Report

To: The Shareholders of VERITY ONE LTD.

We have audited the accompanying financial statements of VERITY ONE LTD. (the "Company"), which comprise the statement of financial position as at December 31, 2020/2019, the statement of profit or loss, statement of changes in equity, and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. These standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgement, including the assessment of the risks of material misstatement of the internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2020/2019, and its financial performance and cash flows for the year then ended in accordance with International Financial Reporting Standards.

/s/ JPDN LLC

JPDN LLC

Date: April 30, 2021

F-2

VERITY ONE LTD.

Statement of profit or loss

For the year ended December 31, 2020

	Note	2020	2019
		$	$
Continuing operations
Revenue		4,128,232	21,708
Cost of sales		(2,939,369)	(4,683)
Gross profit		1,188,863	17,025
Other operating income		–	–
Administrative expenses		(1,053,969)	(21,703)
Depreciation expense		–	–
Sub-contract labor		–	–
State tax		–	–
Other expenses		(10)	–
Operating profit		134,884	(4,678)
Profit before tax		134,884	(4,678)
Income tax income		–	–
Profit/(Loss) for the year from continuing operations		134,884	(4,678)
Profit/Loss for the year		134,884	(4,678)

See Independent Auditor's Report

F-3

VERITY ONE LTD.

Statement of financial position

As at December 31, 2020

	Note	2020	2019
		$	$
Assets
Non-current assets
Fixed assets		–	–
Accumulated depreciation		–	–
Deferred tax assets		–	–
Total non-current assets		–	–

Current assets
Cash and cash equivalents		54,395	671
Trade receivables		75,998	–
Other receivables		41,433	600
Inventories		–	–
Prepayments		–	–
Total current assets		171,825	1,271
Liabilities & Equity
Current liabilities
Trade payables		–	–
Other payables		–	–
Deferred revenue		–	–
Employee benefit liabilities		–	–
Loans and borrowings		–	–
Advanced Received		–	–
Total current liabilities		–	–

Net Current Assets		171,825	1,271
Non current liabilities		–	–
Net Assets		171,825	1,271

Capital and reserves
Share capital		41,619	5,949
Retained earnings		(4,678)	–
Profit for the year		134,884	(4,678)
Total Equity		171,825	1,271

See Independent Auditor's Report

F-4

VERITY ONE LTD.

Statement of cash flows

For the year ended December 31, 2020

	Note	2020	2019
		$	$
Operating activities
Profit for the year		134,884	(4,678)
Adjustments for
Depreciation and Amortization		–	–
Decrease (Increase) in trade receivables		(75,998)	–
Decrease (Increase) in other receivable		(40,833)	(600)
Decrease (Increase) in inventories		–	–
Decrease (Increase) in prepayment		–	–
Increase (Decrease) in trade and other payables		–	–
Increase (Decrease) in provisions and employee benefits		–	–
Increase (Decrease) in deferred revenue		–	–
Increase (Decrease) in advanced received		–	–
Cash generated from operations		18,053	(5,278)
Income tax paid		–	–
Net cash flows from operating activities		18,053	(5,278)
Investing activities
Fixed assets and Intangible assets		–	–
Net cash used in investing activities		–	–
Financing activities
Paid-in capital		35,671	5,930
Net cash from financing activities		35,671	5,930
Net increase in cash and cash equivalents		53,724	653
Cash and cash equivalents at beginning of year		671	18
Cash and cash equivalents at end of year		53,395	671

See Independent Auditor's Report

F-5

VERITY ONE LTD.

Statement of changes in equity

For the year ended December 31, 2020

	Share Capital - Ordinary	Retained Earnings	Total
	$	$	$
Beginning balance	5,949	(4,678)	1,271
Paid-in capital	35,671	–	35,671
Net income	–	134,884	134,884
Dividends	–	–	–
Ending balance	41,619	130,206	171,825

VERITY ONE LTD.

Statement of changes in equity

For the year ended December 31, 2019

	Share Capital - Ordinary	Retained Earnings	Total
	$	$	$
Beginning balance	18	–	18
Paid-in capital	5,930	–	5,930
Net income	–	(4,678)	(4,678)
Dividends	–	–	–
Ending balance	5,949	(4,678)	1,271

See Independent Auditor's Report

F-6

VERITY ONE LTD.

Notes to the financial statements

For the year ended December 31, 2020/2019

NOTE 1

Corporate information

VERITY ONE LTD.(the "Company") was incorporated in Wyoming 08/08/2018; The Company is located in Cheyenne, WY, United States and is part of the Architectural, Engineering, and Related Services Industry.

NOTE 2

Significant accounting policies

Basis of preparation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as issued by the Financial Accounting Standards Board (FASB). The financial statements have been prepared on a historical cost basis. The financial statements are presented in U.S. dollar and all values are rounded to the nearest number.

Revenue recognition

The Company recognizes revenue from goods sold or services provided at the time there is persuasive evidence that the Company has delivered goods or provided services, the selling price to the buyer is fixed or determinable and collection of the related receivable is reasonably assured.

NOTE 3

Item	2020 $	2019 $

Bank	54,395	671

Total	54,395	671

NOTE 4

Trade receivables

Item	2020 $	2019 $

Third party	75,998	–

Total	75,998	–

F-7

NOTE 5

Other receivables

Item	2020 $	2019 $

Deposit and others	41,433	600

Total	41,433	600

NOTE 6

Administrative expense

Item	2020	2019
	$	$
Advertising & Marketing	3,207	90
Auto Expense	885	–
Bank Charges & Fees	3,826	766
Business License & Permit	5,950	–
Car&Truck	2,000	161
Cleaning Expense	440	–
Commission	3,640	–
Contractors	120,176	155
IT Support	919	–
Custom Fee	143,790	1,799
Employee Education	800	–
Insurance	14,912	–
Internet Expense	2,855	792
Legal & Professional Services	437,648	1,764
Consulting	3,567	–
Meals & Entertainment	9,879	671
Medical Expense	370	–
Merchant Fees	2,994	1,880
Office Supplies & Software	249,446	12,469
Printing Expense	1,000	–
Rent & Lease	6,732	–
Repairs & Maintenance	2,478	100
Security Expense	96	–
Shipping, Freight & Delivery	14,570	–
Supplies & Materials	6,665	–
Travel	9,521	–
Utilities	5,604	1,056
Total	1,053,969	21,703

NOTE 7

Other expenses

Item	2020 $	2019 $

Other Miscellaneous Expense	10	–

Total	10	–

F-8

signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Bedford Holdings Corp

By: /s/ Adam Reiser
Name: Adam Reiser
Title: President and Chief Executive Officer

Date:     September 27, 2021

9